                                                                   EXHIBIT 10.42

                                FIRST AMENDMENT
                                       TO
                    AMENDED AND RESTATED MERCHANT AGREEMENT

This First Amendment to Amended and Restated Merchant Agreement ("First Amendment") is made and entered into effective as of May 2, 1996 ("Effective Date") by and between Household Bank (Nevada), N.A. ("Household") and AMRE, Inc. for the benefit of AMRE, Inc. and all of its operating subsidiaries (collectively referred to herein as "AMRE") to amend that certain Amended and Restated Merchant Agreement ("Restated Agreement") dated April 24, 1995 by and between Household Bank (Illinois), N.A. ("HBIL") and AMRE. For purposes of the Restated Agreement, as Amended by this First Amendment, Congressional Construction Corporation ("Congressional") shall be treated as an operating subsidiary of AMRE as of the Effective Date and shall be entitled to participate in the Program in consideration of AMRE's agreeing to be liable for any breach of any term of the Restated Agreement, as Amended by this First Amendment, by Congressional or its authorized agents.

WHEREAS, on March 1, 1996 HBIL assigned to Household all of its rights, title, interests in and obligations under the Restated Agreement; and

WHEREAS, Household and AMRE have decided to modify the Restated Agreement in a manner set forth in this First Amendment.

NOW THEREFORE, in consideration of the foregoing and the mutual promises, covenants, and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Household and AMRE agree to modify the Restated Agreement as follows:

1. Subsection b of Section 2 of the Restated Agreement shall be deleted and replaced with the following:

         "Subject to the following sentence, all completed applications for Accounts submitted by AMRE to Household whether mailed, telephoned or otherwise electronically transmitted, will be processed and approved or declined in accordance with Household's credit criteria and procedures from time to time established by Household for the Program, with Household having and retaining all rights to reject or accept such applications. The foregoing sentence notwithstanding, from the Effective Date of this First Amendment, Household agrees to maintain an application approval rate ("Approval Rate") as set forth in Column C of Table A below which corresponds to the applicable "Application Quality Measurement %" set forth in Column A of Table A. All percentages in Table A shall be based upon the total applications by AMRE to Household during the most recent six month Billing Cycle period commencing with the Effective Date.

================================================================================
                                    TABLE A

                       A                                  B                                  C
              APPLICATION QUALITY                                                       APPROXIMATE
                MEASUREMENT %(1)                     DISCOUNT(2)                        APPROVAL %
              -------------------------------------------------------------------------------------
                 45.00-49.99%                           8.10%                          74.00-76.99%
              -------------------------------------------------------------------------------------
                 40.00-44.99%                           6.50%                          77.00-81.99%
              -------------------------------------------------------------------------------------
                 35.00-39.99%                           5.45%                          82.00-84.99%
              -------------------------------------------------------------------------------------
                 30.00-34.99%                           4.65%                          85.00-86.99%
              -------------------------------------------------------------------------------------
                 25.00-29.99%                           4.25%                          87.00-88.99%
              -------------------------------------------------------------------------------------
                 20.00-24.99%                           3.30%                          89.00-90.99%
              -------------------------------------------------------------------------------------
                 15.00-19.99%                           2.50%                             91.00+%
              -------------------------------------------------------------------------------------

         (1) - In the event that the Application Quality Measurement % is greater than 49.99% or less than 15.00% Household and AMRE agree to reevaluate the Program pricing. The Application Quality Measurement % will be reviewed on a monthly basis.
         (2) - The discount in Column B will be adjusted semi-annually based upon the Application Quality Measurement % for the most recent six month Billing Cycle period.

================================================================================

         The "Application Quality Measurement %" in Column A of Table A for any given period of time shall be the percentage obtained by dividing the number of applications for Accounts submitted by AMRE for such period which meet one or more of the following adverse credit criteria: (a) 3 or more derogatory trade lines or derogatory public records over $250.00 (Derogatory trade Lines shall include, but not be limited to, chargeoff, repossessions, foreclosure, held with collection agency, judgments, historic 90 day plus delinquency or other adverse action.);
         (b) bankruptcy; (c) less than 18 months of credit history; (d) currently 60 days past due; or (e) no credit file or zero (0) satisfactory trade lines on the credit bureau file BY the total number of applications for Accounts submitted by AMRE during the same period. The Application Quality Measurement % shall be determined by Household. The Approval Rate shall be reviewed on a semi-annual basis ("Semi-annual Review") running concurrently with the six month Billing Cycle period and commencing from the Effective Date of this First Amendment and shall include any Renewal Term. Household's failure to maintain the Approval Rate as set forth herein after the Effective Date and during any subsequent Semi-annual Review shall be deemed a material breach of the Restated Agreement, as Amended by this First Amendment, and AMRE shall have the right, in its sole discretion, to terminate the Restated Agreement, as amended by this First Amendment, pursuant to Section 15. Household will only accept applications for revolving credit pursuant to the credit card it issues for individual, personal, family or household use. Household or its Affiliates shall own the Accounts and shall bear the credit risk for such Accounts, except as otherwise provided in Section 6 and 15.e of the Restated Agreement. AMRE acknowledges and agrees that it shall have no interest in the Accounts except as otherwise provided in Sections 6 and 15.e of the Restated Agreement. Household shall not be obligated to take any action under an Account, including making future advances or credit available to Cardholders. Household shall not be obligated to accept applications for a Card or to approve any Card Sale for consumers that do not have their principal residence and billing address in the Continental United States.

         Notwithstanding the foregoing, Household agrees that after the Effective Date, Household shall review all applications which were previously submitted by AMRE for the period from April 1, 1996 through the Effective Date and which were previously declined by Household (the "Declined Applications"), and Household shall approve any such Declined Applications to meet the new Approval Rate percentages and criteria established above."

2. Subsection a of Section 3 shall be deleted and replaced with the following:

         "Consumer Rate. For the period from the Effective Date of this First Amendment until the second anniversary of the Effective Date, the consumer rate to be charged on purchases with the Card shall (i) remain 15.90% for all Cardholders whose application for an Account was received and approved by Household prior to the close of business on May 7, 1996, and (ii) be 16.99% for all Cardholders whose application for an Account is received and approved by Household after the close of business on May 7, 1996. Beginning on the third anniversary of the Effective Date and on each anniversary of the Effective Date thereafter, the consumer rate on all Accounts and new applications submitted under the Program shall be changed to the consumer rate set forth in Column B of Table B below which corresponds to the applicable one year U.S. Treasury Bill interest rate range set out in Column A of Table B."




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================================================================================

                                    TABLE B

                            A                                                          B
                --------------------------------------------------------------------------------
                 ONE YEAR T-BILL RATE(1)                                        CONSUMER RATE(2)
                --------------------------------------------------------------------------------
                4.26%       -     4.75%                                              15.49%
                --------------------------------------------------------------------------------
                4.76%       -     5.25%                                              15.99%
                --------------------------------------------------------------------------------
                5.26%       -     5.75%                                              16.49%
                --------------------------------------------------------------------------------
                5.76%       -     6.25%                                              16.99%
                --------------------------------------------------------------------------------
                6.26%       -     6.75%                                              17.49%
                --------------------------------------------------------------------------------
                6.76%       -     7.25%                                              17.99%
                --------------------------------------------------------------------------------
                7.26%       -     7.75%                                              18.49%
                --------------------------------------------------------------------------------
                7.76%       -     8.25%                                              18.99%
                --------------------------------------------------------------------------------
                8.26%       -     8.75%                                              19.49%
                --------------------------------------------------------------------------------
                8.76%       -     9.25%                                              19.99%
                --------------------------------------------------------------------------------
                9.26%       -     9.75%                                              20.49%
                --------------------------------------------------------------------------------

  (1) - The 1 year Treasury Bill rate will be determined by taking the average of the highest rate published in the Wall Street Journal for each of the 10 business days preceding the first Tuesday of the month that falls three calendar months prior to the first anniversary of the Effective Date of the First Amendment and which falls on each annual anniversary of such date thereafter.
  (2) - For each subsequent 50 basis point increase or decrease above or below the highest or lowest stated T-Bill Rates in Table B above, the consumer rate will increase or decrease by a corresponding 50 basis points.

================================================================================


3. Subsection b of Section 3 of the Restated Agreement shall be deleted and replaced with the following:

         "Merchant. Merchant agrees to pay Household the following nonrefundable fees, charges and discounts (some of which are more fully described in the Restated Agreement):

         (i) "Discount": 5.45% of the amount of each Sales Slip which is accepted and funded by Household under the Program during the first six (6) Billing Cycles which follow the Effective Date of this First Amendment; and during any Billing Cycles thereafter, the percentage of the amount of each Sales Slip accepted and funded by Household under the Program which is set forth in Column B of Table A and which corresponds to the then applicable Approval Rate in Column C of Table A as determined by the provisions of Paragraph I the First Amendment. Notwithstanding the foregoing and in consideration of Household's reviewing the Declined Applications, AMRE also agrees to pay Household a discount of 5.95% of the amount of each Sales Slip accepted and funded by Household relating to a Card Sale which occurred between April 1, 1996 and the close of business on May 7, 1996.
         (ii) "Credit Promotion Discount": In addition to the discount set forth in 3.b.(i), a percentage of the amount of each Sales Slip accepted and funded by Household during a credit promotion as follows:
                          (a) 90 day no interest/no payment deferred promotion: 1.5%
                          (b) 6 month no interest/no payment deferred promotion: 5.5%
         (iii) "Convenience Usage Charge": 0% of all finance charges that would otherwise be paid by the Cardholder but for the payment in full of the outstanding Account balance during any grace



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                 period or promotional period. (Under the Program, Household may permit Cardholders to pay the entire outstanding balance due without finance charges during any applicable grace period or promotional period).
         (iv) "Returned Merchandise Charge": 100% of the accrued finance charges on Accounts with respect to Goods that are returned and a credit is not applied prior to the end of the billing cycle period in which the Card Sale was made.
         (v)     "Start:up Fee": $0.00.
         (vi)    "Forms Fee": $0.00.
         (vii) "Excessive Chargeback Fee": $0.00 per Sales Slip subject to Chargeback under this Restated Agreement.
         (viii) "Application Fee": $0.00 per Cardholder Application presented to Household under the Program."

4. Subsection c of Section 3 of the Restated Agreement shall be deleted and replaced with the following:

         "It is the intent of Household and AMRE that Household shall have no further obligation to AMRE for any Merchant Participation Fees after the March 1996 Billing Cycle, whether based on AMRE's Annual Sales Slip Volume or otherwise, and that any Merchant Participation Fee provided for in the Restated Agreement shall be terminated as of such March
         1996 Billing Cycle date.

         Except as otherwise stated in subsection 3.a. of the Revised Agreement, as Amended by this First Amendment, and unless mutually agreed upon by the parties, the rates, fees, discounts and charges described above in this Section 3 shall not be subject to change by Household for 3 years from the Effective Date of the Restated Agreement, as revised by this First Amendment."

5. Subsection j of Section 4 of the Restated Agreement shall be revised to replace the words "July 1, 1995," with the words "with the Effective Date of the First Amendment.,".

         In addition, Subsection j of Section 4 shall be revised to delete the following sentence:

         "Notwithstanding anything to the contrary contained herein, the parties agree that consumer credit applications and transactions resulting from specified "Sears Credit Promotions" shall not be subject to Household's Right of First Refusal and shall not be included in determining AMRE's total Credit Sales. AMRE agrees that it will not run more than two Sears Credit Promotions during any calendar year nor will any such promotions exceed 45 days in duration."

         Finally, Subsection j of Section 4 shall be revised to replace the word "90%" with the word "99%" wherever it appears therein.

6. Notwithstanding any provision in Subsection a of Section 15 of the Restated Agreement, this First Amendment and the Restated Agreement shall be effective as of the Effective Date of this First Amendment and shall remain in effect for a period of three (3) years from such date ("Revised Initial Term"), subject to early termination as set forth in Paragraph 7 below and in the Restated Agreement, as amended hereby. Thereafter, this First Amendment and the Restated Agreement shall be automatically renewed for successive one year terms (the "Renewal Term(s)") unless and until terminated as provided herein. The termination of this First Amendment and the Restated Agreement shall not affect the rights and obligations of the parties with respect to transactions and occurrences which take place prior to the Effective Date of any termination, except as otherwise provided herein or the Restated Agreement. The foregoing shall not be construed to create any obligation an behalf of Household to pay or owe AMRE any Merchant Participation Fee other than that set forth expressly in this First Amendment.



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
7. Subparagraph (i) of Subsection b of Section 15 of the Restated Agreement shall be deleted and replaced with the following:

         "By Household or AMRE at the expiration of the Revised Initial Term or any Renewal Term upon not less than one hundred eighty (180) days prior written notice prior to the end of such Revised Initial Term or Renewal Term, provided, however, that AMRE may, in lieu of its rights under such termination provision, terminate the Restated Agreement, as Amended by this First Amendment, on or at any time after the one (1) year anniversary of the Effective Date of this First Amendment if AMRE
         (1) provides Household with one hundred eighty (180) days prior written notice in advance of such requested termination date (the "Requested Termination Date") and (2) pays Household a fee equal to
         (x) 1.5% of the aggregate amount of all Account balances outstanding as of the Requested Termination Date if the Requested Termination Date occurs on the first anniversary of the Effective Date of this First Amendment or (y) 1.0% of the aggregate amount of all Account balances outstanding as of the Requested Termination Date if the Requested Termination Date occurs in the period which is after the first anniversary of the Effective Date and through the second anniversary of the Effective Date or (z).75% of the aggregate amount of all Account balances outstanding as of the Requested Termination Date if the Requested Termination Date occurs in the period which is after the second anniversary of the Effective Date and through the third anniversary of the Effective Date. If the Requested Termination Date occurs after the third anniversary of the Effective Date or and during any Renewal Term, AMRE shall only be required to provide Household with one hundred eighty (180) days prior written notice of any termination request and no fee shall be required."

8. Subparagraph (ii) of Subsection b of Section 15 of the Restated Agreement shall be deleted and replaced with the following:

         "By AMRE if Household fails, pursuant to Section 2.b as revised by the First Amendment, to maintain the required Approval Rate set forth under the terms of revised Section 2.b. during any subsequent Semiannual Review which occurs during the term of the First Amendment or the Restated Agreement, provided, however, that AMRE shall have the option, in lieu of termination, to eliminate the requirements of
         Section 4.j as revised by the First Amendment."

9. This First Amendment may be executed by facsimile transmission in two counterparts, each of which shall be an original, but together shall constitute one and the same instrument.


                     [THIS SPACE LEFT BLANK INTENTIONALLY]




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
         To the extent that the provisions of the First Amendment are inconsistent with the Restated Agreement, this First Amendment shall govern.

         This First Amendment supersedes all prior communications and shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

         Except as otherwise modified herein, all terms and conditions of the Restated Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date provided above.


HOUSEHOLD BANK (NEVADA), N.A.           AMRE, INC.

By:  /s/ JOSEPH W. HOFF                 By:  /s/ JOHN S. VANECKO
     --------------------------              ------------------------------
Title:  Vice President                  Title:  VP & CFO
        -----------------------                 ---------------------------

ATTESTED OR WITNESSED                   ATTESTED OR WITNESSED

By: /s/ TIMOTHY F. FOLEY                By:  /s/ JOHN H. KARNES
     --------------------------              ------------------------------
Printed Name: Timothy F. Foley          Printed Name: John H. Karnes
              -----------------                       ---------------------



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
                            [AMRE, INC. LETTERHEAD]


                                  May 3, 1996

Household International
Household Bank (Nevada), N.A.
2700 Sanders Road
Prospect Heights, Illinois 60070

         Re: Supplement to First Amendment to Amended and Restated Merchant Agreement, dated as of May 2, 1996

Ladies/Gentlemen:

         This letter is entered into concurrently with the above-referenced amendment and supplements the terms thereof.

         As we discussed, Facelifters Home Systems, Inc. ("Facelifters"), a wholly owned subsidiary of AMRE, Inc., is currently party to a program agreement (the "Pre-existing Agreement") with Associates Investments Corporation. The Pre-existing Agreement requires Facelifters to use its best efforts to refer to Associates an annual loan volume of at least $15 million and is terminable only upon 180 days notice.

         Household Bank (Nevada), N.A. ("Household") has agreed that, notwithstanding any right of first refusal under Section 4(j) of the Amended and Restated Merchant Agreement requiring Facelifters to present 99% of its credit applications to Household, Household agrees that (i) Facelifters shall be allowed to participate in the Amended and Restated Merchant Agreement during the pendency of its termination of its obligations under the Pre-existing Agreement, (ii) Facelifters may continue to perform its minimum obligations under the Pre-existing Agreement until it is able to terminate such agreement, and (iii) Facelifter's aforementioned performance shall not constitute a violation of Section 4(j) of the Amended and Restated Merchant Agreement.

         As consideration for Household's foregoing agreement, AMRE, Inc. warrants and covenants that it will cause Facelifters (i) to give a termination notice under the Pre-existing Agreement as soon as practicable, (ii) during the pendency of such termination, not to refer to Associates substantially more loan volume than is absolutely required under the terms thereof, (iii) to use all commercially reasonable efforts to negotiate a settlement and release of its obligations under the Pre-Existing Agreement as soon as practicable in order to allow Facelifters to comply with Section 4(j).

         Please indicate your consent and agreement to the terms of this Letter in the space provided below.



                                        Very truly yours,

                                        /s/ JOHN S. VANECKO

                                        John S. Vanecko
                                        Vice President and
                                        Chief Financial Officer


AGREED AND ACKNOWLEDGED, May 3, 1996


HOUSEHOLD BANK (NEVADA), N.A.


By: /s/ JOSEPH W. HOFF
    -------------------------------
Name:
Title: